Exhibit 99.1

INVESTOR RELATIONS:
Quicksilver Resources Inc.
Diane Weaver
(817) 665-4834

FOR RELEASE AFTER MARKET CLOSE
February 21, 2007

QUICKSILVER RESOURCES ANNOUNCES
FOURTH QUARTER AND YEAR-END 2006 FINANCIAL RESULTS

2006 Production Increases 19% over Prior Year;
Year over Year Cash Flow from Operations Increases 53%

FORT WORTH (February 21, 2007) - Quicksilver Resources Inc. (NYSE: KWK) today reported net income for the fourth quarter of 2006 of $19.7 million on revenues of $102.0 million, or $0.24 per diluted share. The company’s comparative fourth quarter of 2005 net income was $34.7 million on revenues of $102.9 million, or $0.43 per diluted share. Net income for the full year 2006 was $93.7 million on revenues of $390.4 million, or $1.15 per diluted share. This compares to full year 2005 net income of $87.4 million on revenue of $310.4 million, or $1.08 per diluted share. For the full year 2006, net cash from operating activities, as presented in the attached Condensed Consolidated Statements of Cash Flows, was $220.6 million compared to $144.5 million for the full year 2005. This represents a 53 percent increase in cash flow from operations year over year.

President and CEO, Glenn Darden commented, “In 2006, production grew 19 percent in comparison to 2005, reserves grew 46 percent over the same period, solely by the drillbit, and the company continued to be among the lowest cost producers in the industry. With the Fort Worth Basin drilling program leading the way, Quicksilver is poised to grow at a faster rate in 2007. We anticipate another year of very good results for Quicksilver.”

Production

For the fourth quarter of 2006, average daily production rose to 178 million cubic feet equivalent per day (MMcfe/d) compared to 150 MMcfe/d for the same period in 2005, an increase of 18 percent. Total production for the fourth quarter of 2006 was 16.4 billion cubic feet equivalent (Bcfe), compared to 13.8 Bcfe for the fourth quarter of 2005.

Natural gas production for the fourth quarter of 2006 was 13.8 billion cubic feet (Bcf), or an average of 150 million cubic feet per day (MMcf/d), compared to production of 12.5 Bcf, or an average of 136 MMcf/d, for the same period in 2005. The price realized for the company’s natural gas production in the fourth quarter of 2006 averaged $6.05 per thousand cubic feet (Mcf), compared to the $7.19 per

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Fourth Quarter and Year-end 2006 Financial Results - Page 2 of 7

Mcf realized in the same period of 2005. Natural gas, including natural gas liquids (NGL), comprised 95 percent of the company’s total production in the fourth quarter of 2006.

Crude oil production for the fourth quarter of 2006 was 143,000 barrels, or 1,549 barrels per day, as compared to 144,000 barrels of production in the fourth quarter of 2005. Crude prices realized for the fourth quarter of 2006 averaged $54.22 per barrel, compared to $53.36 per barrel for the prior year fourth quarter.

Natural gas liquids production for the fourth quarter of 2006 was 282,000 barrels, compared to 82,000 barrels in the fourth quarter of 2005. The price realized for natural gas liquids averaged $34.49 per barrel in the fourth quarter of 2006, compared to the average of $47.12 per barrel realized in the fourth quarter of 2005.

Full year 2006 average daily production for the year was 168 MMcfe/d and total production was 61.3 Bcfe, compared to 2005 average daily production of 141 MMcfe/d and 2005 total production of 51.4 Bcfe. Natural gas production totaled 53.3 Bcf for 2006 at an average realized price per Mcf of $6.05, as compared to 46.8 Bcf during 2005 at $5.76 per Mcf. Crude production for 2006 was 587,000 barrels at an average realized price per barrel of $59.99 versus 553,000 barrels at $50.50 per barrel in 2005. The company produced 746,000 barrels of natural gas liquids at an average realized price of $38.85 per barrel in 2006, as compared to 223,000 barrels in 2005 at an average of $39.08 per barrel.

Total capital costs incurred for the year 2006 were $646 million and consolidated exploration and production expenditures totaled $545 million. Quicksilver Resources had an all-in finding and development (F&D) cost of $0.94 per Mcfe in 2006. For a description of the calculation and certain other information regarding F&D costs, please see the discussion below under the heading “F&D Costs.” A reconciliation of the “2006 Finding & Development Costs” is available on the company’s website - www.qrinc.com.

Fourth Quarter and Full Year 2006 Earnings Release and Conference Call

The company’s fourth quarter and full year 2006 conference call to discuss operating and financial results is scheduled for Thursday, February 22, 2007, at 10:00 a.m. central time.

Quicksilver invites interested persons to participate in the fourth quarter and full year 2006 call by dialing (877) 313-7932, ID number 6100877 prior to 9:55 a.m. central time. A digital replay of the conference call will be available at 1:00 p.m. central time the same day, and will remain available for one week. The replay can be dialed at (800) 642-1687 and reference should be made to the conference ID number 6100877. The call will also be broadcasted live via Internet webcast on the company’s website, www.qrinc.com, linking through the “Investor Relations” page and the “Presentations & Conference Calls” link.

About Quicksilver

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas. It has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian

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subsidiary, Quicksilver Resources Canada Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

F&D Costs
Finding and development cost, or F&D cost, is calculated by dividing (x) development, exploitation, exploration and acquisition capital expenditures for the period, plus unevaluated capital expenditures, as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period. Our calculation of “all-in F&D cost” includes costs and reserve additions related to the purchase of proved reserves. The methods we use to calculate our F&D cost may differ significantly from methods used by other companies to compute similar measures. As a result, our F&D cost may not be comparable to similar measures provided by other companies. We believe that providing a measure of F&D cost is useful in evaluating the cost, on a per thousand cubic feet of natural gas equivalent basis, to add proved reserves. However, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D costs do not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future F&D costs will not differ materially from those presented.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; effects of hedging natural gas and crude oil prices; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.

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Fourth Quarter and Year-end 2006 Financial Results - Page 4 of 7

QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Production:
Natural gas (MMcf)	13,836	12,482	53,265	46,769
Oil (MBbls)	143	144	587	553
NGL (MBbls)	282	82	746	223
Total (MMcfe)	16,384	13,835	61,262	51,427

United States (MMcfe)	11,495	9,750	42,991	36,582
Canada (MMcfe)	4,889	4,085	18,271	14,845
Total (MMcfe)	16,384	13,835	61,262	51,427

Average Daily Production:
Natural gas (Mcfd)	150,389	135,670	145,933	128,135
Oil (Bbld)	1,549	1,561	1,608	1,516
NGL (Bbld)	3,067	891	2,043	611
Total (Mcfed)	178,086	150,380	167,840	140,895

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$5.40	$8.91	$5.75	$6.63
Oil (per Bbl)	$54.22	$53.36	$60.75	$52.76
NGL (per Bbl)	$34.49	$47.12	$38.85	$39.08
Total (per Mcfe)	$5.62	$8.89	$6.06	$6.77

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$6.05	$7.19	$6.05	$5.76
Oil (per Bbl)	$54.22	$53.36	$59.99	$50.50
NGL (per Bbl)	$34.49	$47.12	$38.85	$39.08
Total (per Mcfe)	$6.17	$7.32	$6.31	$5.95

Expense per Mcfe:
United States production cost	$1.79	$1.37	$1.70	$1.53
Canada production cost	$0.89	$1.10	$1.20	$1.03
Total production cost	$1.52	$1.29	$1.55	$1.39

Production and ad valorem taxes	$0.30	$0.38	$0.25	$0.29
General and administrative expenses	$0.43	$0.42	$0.41	$0.37
Depletion, depreciation and accretion	$1.42	$1.15	$1.29	$1.07

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except for share data - Unaudited

	December 31,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$5,281	$14,318
Accounts receivable, net of allowance for doubtful accounts	76,521	76,121
Current derivative assets	64,086	603
Current deferred income taxes	-	14,614
Other current assets	25,076	7,928
Total current assets	170,964	113,584

Investments in and advances to equity affiliates	7,434	8,353

Properties, plant and equipment - net (“full cost”)	1,679,280	1,112,002

Deferred derivative assets	3,753	-

Other assets	21,481	9,155
	$1,882,912	$1,243,094

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	$400	$70,493
Accounts payable	109,914	48,409
Accrued liabilities	67,697	52,656
Accrued derivative obligations	-	40,632
Current deferred income taxes	21,378	-
Total current liabilities	199,389	212,190

Long-term debt	919,117	506,039

Derivative obligations	-	4,631

Asset retirement obligations	25,058	20,891

Deferred income taxes	156,251	115,728

Minority interest	7,431	-

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized,
0 and 1 share issued and outstanding	-	-
Common stock, $0.01 par value, 200,000,000 and
100,000,000 shares authorized, respectively, and
80,181,593 and 78,650,110 shares issued, respectively	802	787
Paid in capital in excess of par value	238,063	211,843
Treasury stock of 2,579,671 and 2,571,069 shares, respectively	(10,737)	(10,353)
Accumulated other comprehensive income (loss)	60,099	(12,382)
Retained earnings	287,439	193,720
Total stockholders’ equity	575,666	383,615
	$1,882,912	$1,243,094

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per share data - Unaudited

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
Oil, gas and related product sales	$101,165	$101,317	$386,540	$306,204
Other revenue	869	1,569	3,822	4,244
Total revenues	102,034	102,886	390,362	310,448
Expenses
Oil and gas production costs	24,944	17,861	95,176	71,204
Production and ad valorem taxes	4,958	5,203	15,619	15,068
Other operating costs	212	297	1,461	1,661
Depletion, depreciation and accretion	23,240	15,951	78,800	55,213
Provision for doubtful accounts	700	20	700	108
General and administrative	7,000	5,867	24,936	18,979
Total expenses	61,054	45,199	216,692	162,233

Income from equity affiliates	208	245	526	914

Operating income	41,188	57,932	174,196	149,129

Other income-net	(810)	(128)	(1,825)	(585)
Interest expense	13,253	6,718	44,061	21,740

Income from continuing operations before
income taxes and minority interest	28,745	51,342	131,960	127,974
Income tax expense	9,011	16,702	38,150	40,702
Minority interest expense	19	-	91	-

Income from continuing operations	19,715	34,640	93,719	87,272
Gain from discontinued operations, net of income tax	-	100	-	162

Net income	$19,715	$34,740	$93,719	$87,434

Basic net income per common share
Continuing operations	$0.26	$0.46	$1.22	$1.15
Discontinued operations	-	-	-	-
	$0.26	$0.46	$1.22	$1.15

Diluted net income per common share
Continuing operations	$0.24	$0.43	$1.15	$1.08
Discontinued operations	-	-	-	-
	$0.24	$0.43	$1.15	$1.08

Weighted average common shares outstanding
Basic	77,039	75,840	76,707	75,716
Diluted	83,388	82,609	83,133	82,455

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands-Unaudited
	For the Year Ended
	December 31,
	2006	2005
Operating activities:
Net income	$93,719	$87,434
Charges and credits to net income not affecting cash
Depletion, depreciation and accretion	78,800	55,213
Deferred income taxes	37,877	40,298
Non-cash compensation	6,546	1,732
Amortization of deferred loan costs	2,070	1,429
Income from equity affiliates	(526)	(914)
Minority interest expense	91	-
Non-cash loss (gain) from hedging activities	1	(462)
Provision for doubtful accounts	700	108
Other	414	157
Changes in assets and liabilities
Accounts receivable	(1,100)	(38,192)
Inventory, prepaid expenses and other	(26,066)	(1,919)
Accounts payable	15,193	1,963
Accrued liabilities and other	12,896	(2,379)
Net cash provided by operating activities	220,615	144,468

Investing activities:
Development and exploration costs and other property additions	(597,490)	(329,495)
Return of investment from equity affiliates	1,923	533
Proceeds from sale of assets	5,113	9,693
Net cash used for investing activities	(590,454)	(319,269)

Financing activities:
Issuance of debt	694,682	183,469
Repayments of debt	(350,754)	(13,079)
Debt issuance costs	(9,213)	(745)
Proceeds from exercise of stock options	19,689	2,894
Purchase of treasury stock	(384)	(95)
Payment for fractional shares	-	(18)
Minority interest contributions	7,291	-
Net cash provided by financing activities	361,311	172,426

Effect of exchange rate changes in cash	(509)	746

Net decrease in cash and cash equivalents	(9,037)	(1,629)

Cash and cash equivalents at beginning of period	14,318	15,947

Cash and cash equivalents at end of period	$5,281	$14,318

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